Exhibit 10.2

WAREHOUSING AGREEMENT

This Warehousing Agreement (the “Agreement”), dated as of December 18, 2025, is entered into by and among Blackstone Holdings Finance Co. L.L.C. (“Finco”), Blackstone Alternative Asset Management L.P. (“BAAM”), on behalf of BXHF (as defined below) and not for its own account, and Blackstone Multi-Strategy Hedge Fund L.P. (together with such other vehicles with substantially similar investment objectives and strategies and highly overlapping investment portfolios, “BXHF” or “BXHF Fund Program”).

WHEREAS, BXHF intends to invest and trade, on margin and otherwise, directly and indirectly in a wide variety of securities, assets and instruments, including individual stock listings and other equity securities, debt, debt-related instruments, currencies, commodities, and financial instruments, including through investments in private investment funds, other investment vehicles and separately managed accounts managed by other investment managers, general partners, advisors and other partners;

WHEREAS, in order to support the development of BXHF and until BXHF has sufficient capital to make such investments directly, as determined by BAAM in its sole discretion, the parties agree that Finco will warehouse certain investments in which BXHF would otherwise invest directly (such investments, “BXHF Investments”) and sell such BXHF Investments (or transfer commitments with respect thereto) to BXHF in accordance with the pricing methodology described below (the “BXHF Warehouse”); and

WHEREAS, it is expected that (1) BXHF Investments may be offered to both BXHF and investment funds, vehicles, accounts, products and/or other similar arrangements sponsored, advised, and/or managed by Blackstone Inc. or its affiliates (individually and collectively, “Other Blackstone Accounts”) dedicated to investing in similar strategies in accordance with such Other Blackstone Account’s allocation policy and applicable law and (2) each transfer of an Approved Warehoused Investment (as defined below) from Finco to BXHF will be subject to the allocation policies of BAAM and its affiliates, applicable law and the terms set forth in the organizational documents of BXHF.

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.

Finco Acquisition of Approved Warehoused Investments. In connection with the launch and ramp up of BXHF, Finco hereby agrees to warehouse, directly or through its affiliates, certain BXHF Investments and to subsequently transfer such BXHF Investments to BXHF, and BXHF agrees to acquire such BXHF Investments from Finco, from time to time, on the terms described herein following the point or points in time at which BXHF has sufficient capital to acquire such investments, as determined by BAAM in its sole discretion, and subject to (i) applicable law (including obtaining any consents required to comply with Section 206(3) of the Investment Advisers Act of 1940, as amended, and any applicable registration requirements) and (ii) the terms set forth in the organizational documents of BXHF (each such date, a “Warehouse Closing Date”); provided, that Finco may elect to structure its funding of certain BXHF Investments through alternative means, including the issuance of debt, which could differ from the terms of the BXHF Investment ultimately acquired by BXHF. BAAM will elect which Approved Warehoused Investments will be purchased by BXHF on each applicable Warehouse Closing Date in its discretion.

2.

Finco Investment Discretion. From time to time, including prior to and after the launch of BXHF, Finco may acquire certain BXHF Investments that have been approved by the BXHF investment committee (or its delegate) but for which BXHF does not have sufficient capital (as determined by BAAM in its sole discretion) to invest in directly, up to an aggregate invested equity amount of $500 million (or such higher amount as is agreed between the parties) for all BXHF Investments at any point in time, subject in each case, to Finco’s approval at the time of acquisition (each, an “Approved Warehoused Investment”). For the avoidance of doubt, if an Approved Warehoused Investment is made alongside Other Blackstone Accounts or other parties, the Approved Warehoused Investment will consist of only the portion of such investment acquired or funded by Finco, directly or through its affiliates, for the purpose of transferring it to BXHF.

3.

BXHF Fundraising. BAAM acknowledges that Finco’s approval of a BXHF Investment may be dependent on the progress of BXHF’s fundraising. As a result, BAAM will provide regular updates to Finco on fundraising efforts related to BXHF.

4.

Transfer of Approved Warehoused Investments to BXHF. On each Warehouse Closing Date, BXHF will acquire from Finco each funded Approved Warehoused Investment selected by BAAM for such Warehouse Closing Date at a price equal to the cost of such Approved Warehoused Investment paid by Finco plus, unless waived by Finco, an amount equal to an annualized rate of 5% measured over the period from the date the Approved Warehoused Investment was acquired by Finco to the applicable Warehouse Closing Date. Any unfunded Approved Warehoused Investment commitments will be transferred to BXHF at no additional cost and become commitments of BXHF.

5.

Allocation within BXHF Fund Program. BAAM will determine which and what portions of Approved Warehouse Investments that each of the vehicles that make up the BXHF Fund Program will acquire on each Warehouse Closing Date.

6.

Finco Acknowledgement. Finco acknowledges that there can be no assurance that BXHF will have sufficient capital to purchase any Approved Warehoused Investments (in which case, Finco will continue to hold any Approved Warehoused Investment for its own account, unless BAAM allocates such investment to one or more Other Blackstone Accounts (subject to such Other Blackstone Account’s consent)).

7.

Other Blackstone Accounts. If BXHF fails to acquire the Approved Warehoused Investments (each an “Available Investment”), then BAAM and its affiliates will seek to allocate such Available Investment to one or more Other Blackstone Accounts (as applicable); provided, however, that any such allocation determination shall only occur if

(i) consistent with the allocation policies and procedures of BAAM and its affiliates and applicable law, (ii) consistent with the fund documents of each Other Blackstone Account that would be offered an Available Investment, (iii) subject to BAAM and its affiliates’ determination that any such allocation is within the target hold of the Other Blackstone Account that would be offered an Available Investment, and (iv) consistent with BAAM and its affiliates’ fiduciary duties with respect to each client that would be offered an Available Investment.

8.

Schedule of Approved Warehoused Investments. Attached as Annex A to this Agreement is a schedule of each Approved Warehoused Investment that sets forth the relevant information with respect thereto. Annex A may be updated by Finco from time to time to reflect the acquisition of each new Approved Warehoused Investment and any subsequent transfer of such Approved Warehoused Investment.

9.

Commitments through the Warehouse Closing Date. Finco will continue to provide committed funding for Approved Warehoused Investments until the applicable Warehouse Closing Date, unless extended by the mutual agreement of the parties.

10.

Broken Deal Expenses. BXHF will bear its proportional fees, costs and expenses, if any, incurred by or on behalf of Finco in respect of developing, negotiating and structuring prospective (or potential) investments that are approved by the BXHF investment committee (or its delegate), including Approved Warehoused Investments, that are not ultimately made (to the extent not reimbursed by a third party) (“Broken Deal Expenses”), including any fees, costs and expenses incurred prior to transferring the Approved Warehoused Investments to BXHF. Any Broken Deal Expenses will be payable by BXHF on the earlier of the applicable Warehouse Closing Date or the end of termination of this Agreement.

11.

Deal Expenses. Following the transfer of a funded Approved Warehoused Investment to BXHF, BXHF will bear all fees, costs and expenses, if any, incurred in developing, negotiating and structuring any Approved Warehoused Investment that is transferred to BXHF (to the extent not reimbursed by a third party).

12.

Financing Expenses. Following the transfer of a funded Approved Warehoused Investment to BXHF, BXHF will bear all fees, costs and expenses, if any, incurred in developing, negotiating and structuring the BXHF Warehouse. In the event no Warehouse Closing Date occurs, any fees, costs and expenses incurred in relation to establishing the BXHF Warehouse shall be borne by Finco.

13.	Finco Affiliates. For the avoidance of doubt, any right or obligation of Finco under this Agreement may, in Finco’s sole discretion, be exercised or performed by one or more of its affiliates.

14.

Term. The term of this Agreement shall be for one year from the date hereof, unless extended by the mutual agreement of the parties. Unless the parties otherwise agree, no Warehouse Closing Dates shall be held after the term of this Agreement.

15.

Miscellaneous. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which taken together will constitute a single document. This Agreement may be amended from time to time with the consent of the parties hereto. This Agreement shall be construed in accordance with and governed by the laws of the state of New York.

16.

Joinder. At any time after the date of this Agreement, one or more vehicles within the BXHF Fund Program may become a party to this Agreement, and therefore bound by the terms and conditions herein, by executing and delivering to each of the parties hereto a joinder agreement in such form satisfactory to BXHF and Finco.

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If the above correctly reflects our understanding with respect to the foregoing matters, please so confirm by signing in the space provided below.

BLACKSTONE HOLDINGS FINANCE CO. L.L.C.

By:	/s/ Eric Liaw
Name:	Eric Liaw
Title:	Senior Managing Director – Treasurer

BLACKSTONE ALTERNATIVE ASSET MANAGEMENT L.P.

By:	/s/ Stephen O’Connor
Name:	Stephen O’Connor
Title:	Authorized Signatory

BLACKSTONE MULTI-STRATEGY HEDGE FUND L.P.

By: Blackstone Alternative Asset Management Associates LLC, as General Partner

By:	/s/ Stephen O’Connor
Name:	Stephen O’Connor
Title:	Authorized Signatory

[BXHF – Warehousing Agreement Signature Page]

Annex A

Approved Warehoused Investments

Underlying Fund Investments

Name	Class of Interests	Underlying Manager	Country	Investment Size (in $ millions)	% of Total Outstanding Interests	Committed or Funded?	Commitment Date	Funding Date

Equity Direct Investments

Name	Class of Shares	Industry	Country	Investment Size (in $ millions)	Number of Shares	% of Total Outstanding Shares	Committed or Funded?	Commitment Date	Funding Date

Debt Direct Investments

Name	Industry	Country	Investment Size (in $ millions)	Coupon	OID	Excess Fee	Committed or Funded?	Commitment Date	Funding Date

Annex A